Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement’), dated as of January 1, 2007, between PRO SPORTS & ENTERTAINMENT, INC., with its principal place of business at 811 Wilshire Blvd, Los Angeles, California 90017 (the “Company”), and Paul Feller whose address is PU Box, 1450, Summerland, CA 93067 (“Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of sports and entertainment event ownership, television broadcasting of events, product merchandising, marketing, operations, sales, agent, venue and corporate representation and consultancy (the “Business”); and

WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. The Company shall employee the Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions hereinafter set forth for the period beginning on January 1 2002 (the “Effective Date”) and ending on the Termination Date determined pursuant to Section 4 (the “Employment Term”).

2. POSITION AND DUTIES.

(a) During the Employment Term, the executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company or a committee thereof. Subject to the direction and control of the Board of Directors of the Company, Executive’s duties shall include principal responsibility for formulation and implementation of the business policies and direction of the Company, employment decisions, financial decisions and management and oversight of the day-to-day operation of the Business. In addition, Executive shall perform such other duties requested by or pursuant to the lawful direction and control of the Board of Directors of the Company (or a committee thereof) including such services and duties normally commensurate with the position of Chief Executive Officer. The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company.

(b) During the Employment Term, the Executive shall devote his reasonable efforts and all of his working time, attention and energies to the performance of his duties and responsibilities under this Agreement (except for vacations to which he is entitled pursuant to the terms of this Agreement, illness or incapacity or activities which do not, in the sole judgment of the Board of Directors (or a committee thereof), interfere or conflict with his duties and responsibilities in any material respect). During the Employment Term, Executive shall not engage in any business activity which, in the judgment of the Board of Directors (excluding the Executive if he should be a member of the Board of Directors at the time of such determination), conflicts with the duties of Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary, advantage. Any material outside business activities of Executive, including, without limitation, serving on the board of directors of any other entity, must be approved by the Board of Directors of the Company (excluding any vote of the Executive) in advance.

(c) Within ten (10) business days following the Effective Date, Executive shall be appointed to serve as a member of the Company’s Board of Directors until the next meeting of the Company’s stockholders at which directors are elected. The Company agrees that at each meeting of the Company’s stockholders during the Employment Term at which directors are elected and, to the extent applicable, in any proxy statement delivered to stockholders in connection with such meeting, the Executive shall be named as a nominee for election to the Board of Directors.

(d) The Company confirms and agrees that, subject to any requisite approvals of the Board of Directors and the reasonable oversight of the Board of Directors, (i) the Company’s offices shall be relocated to the Boston, Massachusetts metropolitan area at a time that is reasonably convenient to the Executive and (ii) Executive shall be responsible for the details of such relocation, which is presently contemplated to occur within the first six months following the Effective Date.

3. COMPENSATION AND BENEFITS. As compensation in full for the services to be rendered by Executive under this Agreement, the Company agrees to compensate Executive as follows:

(a) During the Employment Term (unless earlier terminated as provided herein), the Company shall pay, and Executive shall accept an annualized salary of not less than Two Hundred and Forty Thousand Dollars ($240,000) (“Base Salary”) payable in accordance with the Company’s normal payroll practices and subject to any and all necessary and legal payroll and other deductions. The Base Salary and Executive’s performance will be reviewed by the Board of Directors of the Company or a compensation committee of the Board of Directors at the end of the first year of the Employment Term. Effective on each yearly anniversary of the Effective Date during the Employment Term, Executive’s Base Salary shall be increased by the percentage increase in the national Consumer Price Index for the 12-month period preceding such anniversary date. Notwithstanding anything to the contrary contained in this Section 3(a), the compensation committee of the Board of Directors will review Executive’s Base Salary on an annual basis to consider appropriate merit-based increases to the Base Salary in excess of the Consumer Price Index adjustment described above.

(b) Simultaneously with the commencement of the Employment Term and subject to the provisions of Section 5 of this Agreement, the Company shall pay Executive a signing bonus of $100,000. (“Signing Bonus”).

(c) During the Employment Term, Executive shall be entitled to receive an automobile allowance of up to $650 per month.

(d) Executive shall be entitled to receive one-time bonuses as follows: (i) a $250,000 bonus shall be paid to Executive in the event of a Valuing Event (as defined below) that causes the Company to be valued in excess of$100,000,000; and (ii) an additional bonus of $500,000 shall be paid in the event of a valuing event that causes the Company to be valued in excess of $500,000,000. For purposes hereof, a “Valuing Event” shall mean any of the following: (1) in the event that there is a public trading market for the Company’s common stock and the aggregate market capitalization of the Company, calculated based upon the average closing price of the Company’s common stock in the public market over any twenty (20) consecutive trading day period during the Employment Term, exceeds the applicable valuation threshold, (2) any sale of assets, sale of equity by the Company, merger, reorganization, or other transaction which results in all of the outstanding common stock of the Company being valued in excess of the applicable valuation threshold, or (3) any material equity investment in the Company that values the outstanding capital stock of the Company (on a pre-investment basis) at an amount in excess of the applicable valuation threshold. In addition to one-time bonuses described above, the Board of Directors (or the compensation committee thereof) may elect to grant Executive a discretionary, performance-based bonus and shall meet annually in order to consider whether such discretionary bonus is appropriate.

(e) Executive shall be eligible to participate in those non-salary benefits and programs generally made available to executive employees of the Company, as are in effect from time to time, including, but not limited to, any health, dental, life or disability insurance plan, 401(k) or other retirement savings plan, and any other employee benefit plan, subject to any and all terms, conditions, and eligibility requirements of said plans or benefits, as may from time to time be prescribed by the Company. Full family health and dental insurance coverage shall be provided for Executive.

(f) Executive shall be entitled to a vacation period or periods each year during the Employment Term in accordance with the Company’s vacation policy for officers per the policy outlined in the Company’s employee manual, as such manual may be amended from time to time.

(g) Upon submission of proper vouchers and evidence, the Company will pay or reimburse Executive for reasonable transportation, hotel, travel and related expenses incurred by Executive on business trips away from Executive’s principal office, and for other business expenses reasonably incurred by Executive in connection with the business of the Company during the Employment Term, all subject to such limitations and procedures as may from time to time be prescribed by the Board of Directors of the Company.

(h) In addition to the compensation described above, Executive shall be entitled to receive. options to purchase shares of the Company’s common stock in accordance with the terms set forth in Exhibit A attached hereto and incorporated herein by this reference.

4. TERMINATION.

(a) The Executive’s employment under this Agreement shall terminate upon the earliest to occur of (the date of such occurrence being the “Termination Date”) of(1) the sixth yearly anniversary of the Effective Date, unless extended by mutual written consent of the Company and the Executive (2) the effective date of Executive’s resignation for Good Reason (as defined below) or without Good Reason, (3) the Executive’s death or a Disability (an “Involuntary Termination”), (4) the effective date of a termination of Executive’s employment for Cause by the Board of Directors (a “Termination for Cause”), and (5) the effective date of a termination of the Executive’s employment by the Board of Directors for reasons that do not constitute cause (a “Termination Without Cause”)~~, and (6) the effective date of a resignation of the Executive for Good Reason (as defined below~~). The effective date of a resignation shall be the date written resignation by the Executive is received by the Company; the effective date of an Involuntary Termination shall be the date of death or, in the event of a Disability, the date specified in a notice delivered to the Executive by the Company; the effective date of a Termination for Cause shall be the date specified in a notice delivered to the Executive by the Company of such termination; and the effective date of a Termination Without Cause shall be the date specified in a notice delivered to Executive by the Company of such termination which effective date shall be no less than thirty (30) days following the date of such notice.

(b) For purposes of this Agreement, “Cause” shall mean those instances in which Executive actually, or the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time) determines in good faith that Executive has, (i) intentionally furnished materially false, misleading, or omissive information to the Company’s Board of Directors that results or could reasonably be expected to result in material detriment to the Company (ii) willfully refused or failed to follow the lawful instructions of the Board of Directors with respect to any material matter, consistent with the terms of this Agreement, which refusal or failure shall not have been cured, if capable of being cured, within 10 days following written notice thereof; provided, however, that no notice or opportunity to cure shall be required with respect to repeated refusal or failure to follow the lawful instructions of the Board of Directors, consistent with the terms of this Agreement, (iii) committed or been formally charged with any act involving moral turpitude (including those involving fraud, theft or dishonesty by Executive) or any crime (whether felony or misdemeanor) other than traffic violations or other minor offenses that could not reasonably be expected to have an adverse effect on the Company’s business or reputation, (iv) the continued use of alcohol or drugs by the Executive to an extent that, in the good faith determination of the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time), such use interferes with performance of the Executive’s duties and responsibilities, (v) committed or engaged in any other act constituting or comprising a conflict or interest or cause under applicable law, or (vi) breached his obligations under this Agreement in any material respect, which breach has materially damaged the Company and, if capable of being cured, shall not have been cured upon 15 days’ written notice thereof. “Cause” is not intended to include mere dissatisfaction of the Company or its Board of Directors with the manner in which Executive performs his duties nor the good faith failure of the Executive to perform his duties successfully.

(c) For purposes of this Agreement, the term “Disability” shall mean the physical or mental inability of the Executive (1) a good faith determination by the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time) to substantially perform all of his duties under this Agreement for a period of ninety (90) consecutive days or longer or for any 90 days in any consecutive 12 month period, or (2) that, in the opinion of a physician selected by the Board of Directors (excluding the Executive if the Executive is a member of the Board of Directors at such time), is likely to prevent the Executive from substantially performing all of his duties under this Agreement for more than 90 days in any period of 365 consecutive days.

(d) For purposes of this Agreement, the term “Good Reason” shall mean any of the following events which occur without the consent of Executive (i) a material change in the scope or nature of Executive’s duties, (ii) the requirement that Executive report to a person or entity other than the Board of Directors; (iii) a required change in the city in which Executive’s office is located; (iv) a sale or change of control of the Company; provided, however, that any change in control resulting from the Company’s pending merger with or into a public “shell” corporation shall not be deemed to be a sale or change of control of the Company for purposes of this Agreement); (v) a material change in the line of the Company’s business; (v) a fundamental and material disagreement between Executive and the Board of Directors regarding the direction of the Company’s business; (vi) the failure of Executive to be elected to the Board of Directors; provided, however, that the Company shall have thirty (30) days following receipt of written notice of such failure to elect to cure such failure through appointment to fill a vacancy or other lawful means.

5. EFFECT OF TERMINATION; SEVERANCE.

(a) In the event of a Termination Without Cause or a resignation of Executive for Good Reason, the Executive or his beneficiaries or estate shall have the right to receive only the following:

(1) the unpaid portion of the Base Salary, computed on a pro rata basis to the Termination Date;

(2) the Base Salary from the Termination Date until the sixth yearly anniversary of the Effective Date, payable in the same amounts and at the same intervals as the Base Salary was paid immediately prior to the Termination Date; and

(3) reimbursement for any expenses incurred prior to the Termination Date for which the Executive shall not have been previously reimbursed in accordance with the provisions of Section 3(g) above.

(b) In the event of a Termination for Cause, an Involuntary Termination or a resignation by Executive that is not for Good Reason, the Executive or his beneficiaries or estate shall have the right to receive the following:

(1) the unpaid portion of the Base Salary, computed on a pro rata basis to the Termination Date; and

(2) reimbursement for any expenses incurred prior to the Termination Date for which the Executive shall not have been previously reimbursed in accordance with the provisions of Section 3(g) above.

(c) Upon any termination, neither the Executive nor his beneficiaries or estate shall have any further rights under this Agreement or any rights arising out of this Agreement other than as provided in Section 5(a) and (b) above. The rights of the Executive set forth in this Section 5 are intended to be the Executive’s exclusive remedy for termination and to the greatest extent permitted by applicable law, the Executive waives all other remedies.

(d) Following any termination, Executive shall fully cooperate with Company in all matters relating to the winding up of the Executive’s work on behalf of Company and the orderly transfer of any such pending work and of Executive’s duties and responsibilities for Company to such other person or persons as may be designated by Company in its sole discretion. Executive shall not be entitled to any additional pay or severance in connection with such cooperation.

(e) Notwithstanding anything to the contrary contained in this Agreement, in the event Executive is terminated with Cause or resigns without Good Reason prior to the first anniversary of the Effective Date, Executive shall, upon demand by the Company, immediately return the Signing Bonus in full and without deduction or offset.

6. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. The Executive will not disclose, disseminate or use at any time, either during the Employment Term or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company. For purposes of this Agreement, the term “Confidential Information” shall mean: information that is not generally known to the public and that is used, developed or obtained by the Company in connection with the Business, including, without limitation, (a) information, observations, procedures and data obtained by the Executive while employed by the Company concerning the business or affairs of the Company, (b) planned or actual products or services, (c) costs and pricing structures, customer, supplier or employee lists, (d) analyses, drawings, photographs and reports, (d) computer software and hardware, including operating systems, applications and program listings, (e) data bases, (f) accounting and business methods, and (g) research and development, (h) inventions, devices, new developments, method and processes, technology and trade secrets (including, without limitation all Work Product). Confidential Information will not include (i) any information that has been published, through no direct or indirect effort or action by the Executive, in a form generally available to the public prior to the date the Executive proposes to disclose such information, and (ii) any general expertise, contacts or know-how reflective of Executive’s experience as an executive in the sports management and event field.

7. INVENTIONS AND PATENTS. The Executive agrees that all Work Product belongs to the Company (including any and all Work Product developed by the Company prior to the date of this Agreement). The Executive will promptly disclose such Work Product to the Board of Directors and perform all actions reasonably requested by the Board (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any application for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of any claims by or against the Company relating in any way to Work Product. For purposes of this Agreement, the term “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software or equipment developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person, group or entity) while employed by the Company, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon the foregoing.

8. NON-COMPETE. NON-SOLICITATION, NON-DISPARAGEMENT. The Executive acknowledges and agrees with the Company that during the course of the Executive’s employment with the Company, the Executive will have the opportunity to develop relationships with existing employees, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, the Executive agrees as follows:

(a) The Executive acknowledges that the Business is operated in and markets for the Company’s products and services are located throughout the world, including each county or jurisdiction in each state of the United States and Canada (collectively, the “Territory”). Accordingly, during the Employment Term and until the (i) three month anniversary of the Termination Date if termination is for Good Reason or without Cause, (ii) the one year anniversary of the Termination Date if termination is the result of a resignation not for Good Reason, and (iii) six month anniversary of the Termination Date if termination is with Cause (in each case, the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which is similar to or competitive with the Business, whether for himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other person, group or entity. To the extent that the covenant provided for in this Section 8(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision, as modified, shall then be enforced.

(b) Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any person, group or entity, which securities are traded on a national securities exchange, quoted on the NASDAQ Stock Market or other automated quotation system, and which person, group or entity competes with the Company within the Territory shall not be deemed to be a violation of Section 8(a).

(c) The Executive covenants and agrees that during the term of his employment and for six months following the Termination Date (one year in the event of a termination for Cause or a resignation without Good Reason), the Executive will not, directly or indirectly, either for himself or for any other person, group or entity (1) solicit any employee, independent contractor or service provider of the Company to terminate or modify his, her or its employment or other relationship with the Company or employ or retain any person or entity, (2) solicit any customer, licensee or licensor, of the Company or any service provider to the Company to purchase or provide products or services on behalf of the Executive or such other person, group or entity that are competitive with the products or services provided by the Company, or (3) disparage the business reputation of the Company or its management team.

(d) Executive acknowledges that the restrictions placed upon Executive by this Section 8 are reasonable given the Executive’s position with the Company, the geographic area in which the Company markets its products and services, and the consideration furnished in this Agreement. Further, executive also agrees that the provisions of this section are fair and necessary to protect the Company and its business interests and that such provisions do not preclude Executive from utilizing unprotected information or from engaging in occupations in unrelated fields or in a manner consistent with the requirements of this Agreement. Finally, Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(e) In addition to any other remedies available to Executive under this Agreement or applicable law, in the event that the Company fails to meet any of its ongoing payment or severance obligations to Executive and such failure continues uncured for five (5) business days following the delivery of written notice of such failure to the Company, all of Executive’s post-term obligations under this Section 8 shall terminate.

9. RETURN OF COMPANY’S PROPERTY UPON TERMINATION. The Executive shall immediately deliver to the Company at the termination of the Employment Term or at any time the Board of Directors may request, all Company property (including but not limited to all documents, electronic files/records, keys, records, computer disks, or other tangible or intangible things that may or may not relate to or otherwise constitute Confidential Information, Work Product, or trade secrets (as defined by applicable law) that Executive created, used, possessed, or maintained while in the employ of the Company, from whatever source. This provision does not apply to purely personal documents of Executive, but does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks, and their contents, and like information that may contain some personal matters of Executive.

10. ENFORCEMENT. Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).

11. MISCELLANEOUS.

(a) This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and the Company and its successors, assigns and legal representatives. This Agreement and the responsibilities/benefits hereunder are personal to Executive and are not assignable or transferable by Executive.

(b) The Company shall have the right to offset against amounts due to Executive hereunder, any amounts owed by Executive to Company, including any advances.

(c) This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between Executive and the Company concerning the subject matter hereof. This Agreement may not be changed or amended without the prior written consent of both of the parties hereto.

(d) All notices hereunder shall be in writing and shall be deemed given on the third day after mailing through the United States mail, certified mail, return receipt requested, postage prepaid, or by overnight delivery to the persons listed below or to such other person(s) and/or addresses as may be designated from time to time in writing:

if to the Company:

Pro Sports & Entertainment, Inc.
811 Wilshire Blvd
Los Angeles, California 90017
Attention:
Fax: (213)689-7789

if to Executive:

Mr. Paul Feller
PU Box 1450
Summerland, CA
Fax: (805) 684-6992

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f) Any waiver by either party of any breach of any of the terms of this Agreement shall not be considered a waiver of any subsequent breach.

(g) In the event that any provision of this Agreement is held to be unenforceable, then such enforceability shall in no way affect the other terms and provisions of this Agreement which shall remain in full force and effect.

(h) The captions herein are for the convenience of the parties and are not to be construed as part of the terms of this Agreement.

(i) This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto, which agreement shall have been duly authorized and approved by the Board of Directors of the Company.

(j) The failure of the Company at any time or from time to time to require performance of any of Executive’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at any subsequent time, and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

(k) Executive acknowledges that the consideration furnished by the Company in this Agreement, the sufficiency and adequacy of which is hereby acknowledged, is in addition to anything of value, if any, to which Executive may already be entitled.

(l) Except as otherwise provided herein, in the event of any dispute with respect to the subject matter of this Agreement, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees and costs, incurred in resolving or settling the dispute. These costs and expenses shall be in addition to any other damages to which the prevailing party may be entitled.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement as of the day and year first above written.

COMPANY: PRO SPORTS & ENTERTAINMENT, INC.

/s/
By: Christopher Mowbray Chairman

EXECUTIVE:

/s/
By: Paul Feller President & CEO

EXHIBIT A

Options

Executive shall be entitled to receive the following options:

1. An initial non-qualified stock option to purchase 10% of the fully diluted shares of capital stock of the Company issued and outstanding on the Effective Date. The option shall have an exercise price of $.50 per share and shall vest in full immediately. The option shall have a term of five years; provided that such option shall terminate forty-five (45) days after the Executive’s employment with the Company is terminated if such termination is for Cause or is a the result of a resignation by Executive for reasons other than Good. Such option shall not be assignable by Executive.

2. In addition to the initial option described above:

(a) Executive shall receive options to purchase the number of shares equal to 20% of the number of shares issued in connection with any acquisitions made by the Company within one year of the Effective Date or initiated (as evidenced by the submission of a terms sheet or other proposal to the proposed target or its management) during such one year period and completed subsequent thereto; and

(b) Executive shall receive options to purchase the number of shares equal to 20% of the number of shares issued by the Company in connection with any equity financing or issuable upon conversion of any convertible debt financing completed by the Company within one year of the Effective Date or initiated (as evidenced by submission of a terms sheet, letter of intent or other proposal by the proposed financing source) by the Company within one year following the Effective Date and completed subsequent thereto; provided, however, no options shall be issued with respect to any equity or convertible debt financing in negotiation by the Company or Paul Feller prior to the Effective Date. Subject to the foregoing exception for financings currently in negotiation, Executive shall be entitled to receive the options described above regardless of whether he initiated or was involved in the negotiation of the financing.

The ~~option~~ exercise price for the additional options described in (a) and (b) above shall equal eighty percent (80%) of the per share value of Company’s common stock at the time of the applicable acquisition or financing as determined by reference to the Company’s public trading price, if any, or, if no public trading market exists, the per share valuation of the Company made in connection with the acquisition or financing or, if no such valuation exists, the per share value of the Company as determined in good faith by the Company’s Board of Directors. Each of the options granted pursuant to paragraphs (a) or (b) above shall have a term of five years, shall vest in full upon grant; provided that such options shall terminate forty-five (45) days after the Executive’s employment with the Company is terminated if such termination is for Cause or is a the result of a resignation by Executive for reasons other than Good Reason. Such options shall not be assignable by Executive.

3. Each option described above shall be subject to customary anti-dilution provision with respect to any stock splits, mergers, reorganizations or other such events.